Exhibit 10.1
EXECUTIVE RETIREMENT AND CONSULTING AGREEMENT
AND GENERAL RELEASE
     This Executive Retirement and Consulting Agreement and General Release (“Agreement”) is made between SCI Executive Services, Inc., a Delaware corporation, including its parents, successors, subsidiaries, and/or affiliated companies (all of which are collectively referred to herein as “the Company”), and James M. Shelger (“Executive”).
ARTICLE I
RETIREMENT AND CONSULTING SERVICES
     1.1 Retirement Date. Executive’s employment with the Company shall end effective December 31, 2007 (the “Retirement Date”). As of the Retirement Date, Executive will no longer be authorized to act on behalf of or to represent the Company, or to incur any expenses, obligations or liabilities on behalf of the Company. All of Executive’s positions as an employee and/or officer of the Company as well as committee memberships shall terminate on the Retirement Date.
     1.2 Transition and Consulting Services. During the period between the date hereof and December 31, 2007, Executive shall take all appropriate steps to transition his duties to such individuals as may be designated by the Company’s Chief Executive Officer. For the period beginning on the Retirement Date and continuing through December 31, 2009 (“Consulting Period”), Executive shall make himself available anywhere, including California, and appear without further compensation at reasonable times during normal business hours and upon reasonable prior notice for meetings, interviews, consultations, depositions, hearings, arbitrations, trials, other litigation activities, or other reasons concerning general business of the Company to provide consulting services regarding, and to facilitate the transition of, business as requested by the Company, and to provide information and testimony in the event that the Company is involved in any pending or threatened litigation or dispute, regarding matters of which Executive has specific knowledge prior to the Retirement Date based upon his service as an employee, officer or director to the Company. The Company understands that, consistent with the prior sentence, Executive intends to live in California during the Consulting Period. During the Consulting Period, Executive agrees to fully cooperate with, provide information to, and assist the Company, as well as any other entities designated by the Company, in any and all such matters as requested by the Company. Executive is expected to communicate and to testify truthfully in all activities covered by this Section 1.2, and nothing in this Agreement is intended to interfere with this responsibility. During the Consulting Period, the Company will provide Executive with a laptop computer and cellular telephone for use in providing consulting services to the Company. The Company will reimburse Executive for any reasonable and documented travel costs, and other expenses, each as approved by the Company in advance, incurred by Executive in connection with the performance of his obligations under this Section 1.2. No payment or reimbursement will be paid should litigation or claims be between the Company and Executive. Additionally, Executive’s obligations set forth in this Section 1.2 shall also apply during the period of Executive’s employment with the Company prior to the Retirement Date
     1.3 No Fault. It is agreed that by entering into this Agreement, neither Executive nor the Company make any admission of any failing or wrongdoing. The parties merely have agreed to resolve amicably all disputes, if any, arising out of Executive’s employment with the Company and Executive’s retirement from the Company.

     1.4 Salary Through Retirement Date. Executive shall continue to be paid his regular salary through his Retirement Date. Specifically, Executive shall receive his current salary in the amount of Fifteen Thousand Three Hundred Eighty Four and 62/100 Dollars ($15,384.62) per bi-weekly pay period, less withholdings, for the period through December 21, 2007, such amount to be paid to Executive on the Company’s regularly scheduled payroll dates and, for the remaining period in 2007, Executive shall receive a pro-rata payment of Nine Thousand Two Hundred Thirty and 77/100 Dollars ($9,230.77) on December 31, 2007. Executive shall be eligible to receive payment for four (4) weeks of accrued vacation, less withholdings, less any vacation days taken by Executive in 2007 through the Retirement Date.
     1.5 Retirement Payment. Executive has been offered and agrees to accept from the Company retirement pay in the total gross amount of Eight Hundred Thousand Dollars ($800,000.00), less withholdings (“Retirement Payment”). Commencing July 1, 2008, the Retirement Payment will be paid in bi-weekly installments of Fifteen Thousand Three Hundred Eighty Four and 62/100 Dollars ($15,384.62) until the entire benefit amount has been paid (i.e., such payments shall be made through June 30, 2010). The parties agree that the delay in commencing payments under this Section until July 1, 2008 is intended to satisfy the requirements of Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).
     1.6 2007 Incentive Compensation Plan (“ICP”) Bonus. Executive has been offered and agrees to accept from the Company his 2007 ICP Bonus in the total gross amount of Three Hundred Seventy Two Thousand Dollars ($372,000.00), less withholdings (including tax withholding on amounts described in Section 1.9 below). The 2007 ICP Bonus shall be paid by the Company eight (8) calendar days after this Agreement is signed by Executive.
     1.7 Performance Unit Plan Payments. Executive previously received the following grants of Performance Units under the Company’s Performance Unit Plan (the “Performance Plan”): 160,700 for 2005, 166,500 for 2006 and 178,300 for 2007 (collectively, the “Performance Units”). The Company has determined that Executive’s termination of employment will be classified as being due to “retirement” for purposes of the Performance Plan and the Performance Unit Grant Award Agreements dated February 7, 2006 and February 13, 2007. Executive and the Company agree that, as of the Retirement Date, Executive will be vested in all of the Performance Units. The Company will pay Executive for his Performance Units, less withholdings, pursuant to the Performance Plan at the time and in the manner in which the Company pays other similarly situated executives of the Company for such performance units under the Performance Plan.
     1.8 Supplemental Bonus Payment. Executive has been offered and agrees to accept from the Company a supplemental bonus payment in the total gross amount of Forty Thousand Dollars ($40,000.00) less withholdings (“Supplemental Bonus Payment”). The Company and Executive agree that the Supplemental Bonus Payment is not otherwise due Executive. The Supplemental Bonus Payment shall be paid by the Company in a lump sum eight (8) calendar days after this Agreement is signed by Executive.
     1.9 Deferred Compensation Plan Benefits. Executive will be entitled to his vested account balance under the Deferred Compensation Plan. The Company shall, through action of the Compensation Committee of the Board of Directors, fully vest Executive’s accounts balance under the Deferred Compensation Plan and, effective eight (8) calendar days after this Agreement is signed by Executive, to make an additional contribution of One Hundred Forty Seven Thousand Six Hundred Eighty Four Dollars ($147,684.00) to Executive’s account under the Deferred Compensation Plan, which amount shall be fully vested when contributed. Actual vested Company Contributions for Retirement and Restoration Match shall be determined as of the Retirement Date and will be payable based on the Executive’s termination election on records with the Plan Administrator and provided for in the 2005 Executive Deferred Compensation Plan provisions. Executive will receive this payment at the time specified in the Deferred Compensation Plan, but not before July 1, 2008, as required by Code Section 409A(2)(B)(i). In addition, Executive shall be entitled to receive a distribution of his accrued benefits under the Company’s Supplemental Executive Retirement Plan for Senior Officers, which shall be paid in accordance with the terms of such plan.
     1.10 Stock Options and Restricted Stock. The Company has determined that Executive’s retirement from employment will be classified as being due to “voluntary resignation by Employee at or after age 55 with at least 20 years of employment with the Company or a subsidiary of the Company” for purposes of the Company’s stock option agreements and restricted stock agreements. Upon the Retirement Date, Executive will, as provided under the terms of each applicable award, immediately become 100% vested in all of his outstanding stock option awards and all of the service and transfer restrictions applicable to his restricted stock awards shall lapse. Executive agrees that the only outstanding stock option awards and unvested restricted stock to which he is entitled are those listed on the attached Exhibit A. These outstanding stock options and unvested restricted stock shall vest on the Retirement Date. The Company will provide Executive with his restricted stock certificates within ten (10) days following the Retirement Date. Executive agrees that his stock options shall continue to be subject to the terms of the Amended 1996 Incentive Plan and any applicable award agreements.
     1.11 Life Insurance. Executive previously received various life insurance policies (policy numbers 10758887, 11857544, 12622339, and 13544173), in connection with his provision of services to the Company. In connection with an earlier modification of the Company’s split-dollar life insurance plan, Executive has previously satisfied all repayment obligations to Company in connection with these policies. The Company shall pay to Executive an amount equal to the applicable premium payments for the life insurance policies for the 2008 and 2009 calendar years, increased to reimburse Executive for all applicable taxes, as provided under the terms of the bonus life insurance arrangement between the Company and Executive. Each of these payments shall be paid to Executive ten (10) business days before the payment is due to the insurance company.
     1.12 Health Benefits.
          (a) Health Plan Participation. Beginning January 1, 2008, Executive shall elect to continue to participate in the Company’s group health plan and the Exec-U-Care program (the “SCI Health Plans”) as permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), including coverage for all dependents who are currently covered and eligible under the terms of the applicable plan documents. Notwithstanding the preceding sentence, during the period between January 1, 2008 and June 30, 2009, Executive and the Company hereby agree that the Company may, in its discretion, satisfy this obligation to provide health coverage to Executive and his spouse by purchasing individual coverage for Executive and his spouse under an alternative medical program or insurance arrangement which provides comparable health benefits to those provided under the SCI Health Plans. during the period between January 1, 2008 and June 30, 2009, Executive shall pay to SCI only the active rates of premiums as offered to active employees at the then effective rates to receive such continued coverage under the SCI Health Plans or the alternative medical arrangement. Between July 1, 2009 and December 31, 2009, the Executive may elect to receive additional coverage for Executive and his Spouse under the SCI Health Plans by paying an amount equal to the then applicable COBRA rates for such coverage; provided, however, that the Company’s obligation to provide coverage under its group health plan shall cease if it can arrange for Executive and his spouse to purchase group health and dental coverage under an alternative medical program or insurance arrangement which provides comparable health benefits.
          (b) Premium Reimbursement. During the period between July 1, 2009 and December 31, 2009, the Company shall reimburse the Executive for any medical premium expenses he incurs to purchase continued medical coverage under the SCI Health Plans (or, if applicable, any alternative medical program or insurance arrangement selected by SCI) for Executive and his spouse, but only to the extent such expense is in excess of the premium level that would be paid by an active employee of SCI to purchase coverage under the SCI Health Plans (which amount shall be referred to herein as the “Medical Reimbursement”). In accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A), the premiums available for reimbursement under this paragraph in any calendar year will not be increased or decreased to reflect the amount actually reimbursed in a prior or subsequent calendar year, and all reimbursements under this paragraph will be paid to the Executive within ten (10) days following the Company’s receipt of an acknowledgement of payment from the insurance company (or any other evidence of payment of the insurance premiums by the Executive), but in no event shall reimbursement be made any later than December 31 of the calendar year following the calendar year in which the Executive pays the insurance premiums. In addition, the Company will pay the Executive an amount equal to the aggregate of the Federal, state and local income taxes that the Executive pays on the Medical Reimbursement payments, plus the additional Federal, state and local income taxes imposed on the Executive due to such additional income tax gross-up payment by the Company. In accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), the Company will pay the additional income tax gross-up amounts owed to the Executive under this paragraph at the same time payments of the Medical Reimbursement are made.
     1.13 Expense Reimbursement. Executive agrees that within twenty (20) business days after the Retirement Date, Executive will submit in a form consistent with Company policies Executive’s final documented expense reimbursement statement reflecting all business expenses Executive has incurred as an employee of the Company through the Retirement Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practices.
     1.14 Other Compensation or Benefits. Except as specifically provided in this Agreement, Executive acknowledges and agrees that Executive is not entitled to any further salary, vacation pay, sick pay, bonus pay, separation pay, ICP bonus, deferred compensation plan contributions, performance units, performance unit payments, long term incentives, annual incentive compensation, stock options, restricted stock, split dollar life insurance distribution, compensation of any kind, retirement, pension, health insurance, dental insurance, Exec-U-Care program benefits, life insurance, long-term disability, AD&D, or any other benefits (excluding any amounts payable under the Company’s 401(k) plan and any other retirement plan qualified under Code Section 401(a)). Except as specifically provided in this Agreement, all such compensation and benefits shall cease as of the Retirement Date. Executive and the Company agree that this Agreement supersedes Executive’s Employment and Noncompetition Agreement dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005 (except Articles II and III of Executive’s Employment and Noncompetition Agreement dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005, as described in Article II of this Agreement), and that this Agreement provides the exclusive right to compensation and benefits, subject to applicable plan documents, relating to Executive’s employment and retirement therefrom.

ARTICLE II
NON-DISCLOSURE, NON-SOLICITATION, NON-COMPETITION
     2.1 Acknowledgement of Receipt of Confidential Information. Executive acknowledges that in his role as Senior Vice President, General Counsel and Secretary with the Company, Executive received confidential, proprietary, and trade secret information of the Company and its affiliates including programs, lists of acquisition or disposition prospects, knowledge of acquisition strategy, financial information and reports, lists of customers and potential customers, and other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter referred to collectively as “Information”). Executive further acknowledges that subsequent to his signing the Employment and Noncompetition Agreement dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005, Executive received from the Company new Information to which he did not previously have access or knowledge.
     2.2 Survival of Articles II and III. Executive and the Company agree that Articles II and III of the Employment and Noncompetition Agreement entered into between Executive and the Company dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005, shall remain in full force and effect and Executive agrees to comply with all of the terms and provisions contained within Articles II and III of the Employment and Noncompetition Agreement. Executive agrees that the Company’s payment to Executive of the Retirement Payment, PEP Payments, Medical Coverage Payment, and other monies specified above fully satisfies the Company’s option to extend Executive’s obligations under Section 3.1 and Section 3.2 of the Employment and Noncompetition Agreement for the First Extension Term and the Second Extension Term and it is sufficient to extend Executive’s obligations under Section 3.1 and Section 3.2 of the Employment and Noncompetition Agreement for the First Extension Term and the Second Extension Term through July 31, 2009. Should Executive violate the provisions of Article II or Article III of Executive’s Employment and Noncompetition Agreement, Executive acknowledges and agrees that in addition to any remedies or relief to which the Company may be entitled, the Retirement Payment, PEP Payments, and Medical Coverage Payment shall cease and the Company shall have no further obligation to provide any such payments to Executive.
     2.3 No Limitation On Practice Of Law. Pursuant to Rule 5.06 of the Texas Disciplinary Rules of Professional Conduct for attorneys, and any corresponding or similar provision under the applicable regulations or rules governing the practice of law in California, Article III of Executive’s Employment and Noncompetition Agreement is clarified to reflect that neither this Agreement nor Executive’s Employment and Noncompetition Agreement restricts the right of Executive to practice law after the Retirement Date, but does restrict Executive in performance of non-attorney duties such as, for example, acting as an executive, officer, or in any other non-attorney capacity. Executive agrees that while practicing law after the Retirement Date, Executive shall maintain confidentiality concerning the Company and its Information and shall not engage in any conflict of interest with the Company. Further, Executive shall comply with all of the provisions of the Texas Disciplinary Rules of Professional Conduct, including, but not limited to, Rules 1.05, 1.06, 1.08, 1.09, 1.10, 1.12, and 1.13, and any corresponding or similar provisions under the applicable regulations or rules governing the practice of law in California.

ARTICLE III
GENERAL RELEASE
     3.1 Release by Executive. Executive voluntarily and knowingly waives, releases, and discharges the Company and any of its employees, officers, directors, owners, attorneys, and agents from all claims, liabilities, demands, and causes of action, known or unknown by Executive, fixed or contingent, which Executive may have or claim to have against any of them as a result of Executive’s employment and/or retirement and separation from employment and/or as a result of any other matter, action, or inaction concerning or relating to any of them arising through the date of Executive’s signature on this Agreement. Executive agrees not to file a lawsuit or commence an arbitration to assert any such claims, but Executive is not waiving any right to file a complaint with a governmental agency or to seek unemployment compensation or workers’ compensation benefits, if any. This waiver, release and discharge includes, but is not limited to: (1) claims arising under federal, state, or local laws or regulations regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (for claims arising through the date of Executive’s signature on this Agreement), the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, Section 451 of the Texas Labor Code, and the Texas Commission on Human Rights Act; (2) all claims arising out of or in any way related to Executive’s employment with or separation from the Company; (3) all claims arising out of or in any way related to any employment agreement, including but not limited to claims for severance; (4) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, and any claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act; (5) all claims for breach of contract, promissory estoppel, or wrongful termination, (6) all claims for personal injury, harm, or other damages (whether intentional or unintentional), including but not limited to all tort claim and all claims for fraud, misrepresentation, defamation, and slander; (7) claims growing out of any legal restrictions on the Company’s right to terminate its employees; and (8) claims arising under the Sarbanes-Oxley Act. To the extent permitted by law, Executive agrees that Executive will not cause or encourage any future legal proceedings to be maintained or instituted against the Company and will not participate in any manner in any legal proceedings against the Company with respect to any claims released under this Section 3.1. To the extent permitted by law, Executive agrees that Executive will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the Equal Employment Opportunity Commission or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement. The parties agree that the release provided by Executive in this Agreement does not include a release for (i) claims under the Age Discrimination in Employment Act arising after the date Executive signs this Agreement or (ii) any right Executive may have to enforce this Agreement. Notwithstanding the foregoing general release and discharge, Executive shall retain rights to indemnification, including coverage where applicable under the terms of any directors’ or officers’ liability insurance policies of the Company, but only with respect to matters based on acts or omissions of Executive which occurred or are alleged to have occurred during Executive’s employment with the Company. In addition, the Company shall indemnify Executive against any claims based on acts or omissions of Executive which arise in connection with Executive’s performance of his duties under this Agreement during the Consulting Period to the same extent as if he were an officer of the Company. Any indemnification payment payable from the Company to Executive shall be paid within sixty (60) days after Executive submits a written claim for reimbursement to the Company, but in no event shall any payment be made any later than December 31 of the calendar year following the calendar year in which the Executive incurs the expense eligible for such indemnification.
     3.2 Supplemental Release. As additional consideration for the performance of the obligations of the Company under this Agreement, Executive agrees, on or after the Retirement Date, to execute a supplemental release in a form acceptable to the Company discharging the Company from any and all claims, liabilities, demands, and causes of action arising on or after the date this Agreement is executed.
     3.3 Release by the Company. In consideration for the performance of the obligations of Executive under this Agreement, the Company hereby voluntarily and knowingly waives, releases and discharges Executive from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which the Company may have or claim to have against Executive as a result of his employment and/or separation from employment and/or as a result of any other matter, action, or inaction concerning or relating to Executive arising through the date of the signature of the Company on this Agreement, except for Executive’s breach, if any, of this Agreement or Articles II and/or III of Executive’s Employment and Noncompetition Agreement dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005.
ARTICLE IV
MISCELLANEOUS
     4.1 Waiting Period. Executive acknowledges the following: that this Agreement is written in a manner calculated to be understood by Executive and that Executive in fact understands the terms, conditions and effect of this Agreement; this Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act; Executive does not waive rights or claims that may arise after the date this Agreement is executed; Executive waives rights or claims only in exchange for consideration in addition to anything of value to which Executive is already entitled; Executive is advised in writing to consult with an attorney prior to executing the Agreement; Executive has twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if the Executive does not wish to; Executive has seven (7) days following execution of the Agreement in which Executive may revoke the Agreement by delivering a written notice of revocation to the Company’s President; and, Executive fully understands all of the terms of this waiver agreement and knowingly and voluntarily enters into this Agreement. This Agreement does not become effective or enforceable until the revocation period set forth above expires. If Executive revokes this Agreement as set forth above, Executive will not receive any monies or benefits under this Agreement. If the Company does not receive Executive’s signed Agreement by the close of business on the twenty-second day following Executive’s receipt of the Agreement, the Agreement is automatically withdrawn and is null and void.
     4.2 Payment Upon Death Of Executive. Should Executive die before all payments specified in this Agreement have been made, any remaining payments under this Agreement will be paid to Executive’s estate at the times specified in this Agreement.
     4.3 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:

If to the Executive:

James M. Shelger
1812 Coulter Pine Court
Walnut Creek, California 94595

If to the Company:

President
c/o SCI Executive Services, Inc.
1929 Allen Parkway
Houston, Texas 77019
Attention: Legal Department
     Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.
     4.4 Entire Agreement. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and the Company (or any of its affiliates) and constitutes the entire agreement between the Executive and the Company (and any of its affiliates) with respect to the subject matter of this Agreement, except that Articles II and III of Executive’s Employment and Noncompetition Agreement dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005, shall survive as provided in Article II of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by an Executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. It is agreed that, except for the provisions of Articles II and III of Executive’s Employment and Noncompetition Agreement dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005, the remaining provisions of the Employment and Noncompetition Agreement dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005, are hereby terminated and cancelled as of the date hereof. Executive acknowledges he has not relied upon any representations or statements, written or oral, not set forth in this Agreement. Executive further acknowledges and agrees that the Company and its representatives and counsel have not made any representations to Executive regarding Executive’s tax liability, if any, for payments and benefits described in this Agreement.
     4.5 Specific Performance. The Executive acknowledges that a remedy at law for any breach of Article II of this Agreement, which includes claims arising under Articles II or III of Executive’s Employment and Noncompetition Agreement dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005, will be inadequate, agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.
     4.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     4.7 Assignment. This Agreement may not be assigned by the Executive. Neither the Executive, his spouse, nor his estate shall have any right to commute, encumber or dispose of any rights to receive payments hereunder, it being understood that such payments and the right thereto as nonassignable and nontransferable. This Agreement may be assigned by the Company.
     4.8 Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     4.9 Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of Texas.
     4.10 Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
     4.11 Waiver. The waiver by either party of any right hereunder or of any breach of this Agreement shall not operate as or be construed to be an amendment of this Agreement or a waiver of any future right or breach.
     4.12 Gender. All references to the masculine pronoun herein are used for convenience and ease of reading only and are intended and apply to the feminine gender as well.
     4.13 Dispute Resolution.
          (a) Executive and the Company agree that, except for the matters identified in Section 4.13(b) below, all disputes between Executive and the Company or its affiliates relating to any aspects of Executive’s employment with the Company shall be resolved by binding arbitration. This includes, but is not limited to, any claims between Executive and the Company, its affiliates or their officers, directors, Executives, or agents for breach of contract, wrongful discharge, discrimination, harassment, defamation, misrepresentation, and emotional distress, as well as any disputes pertaining to the meaning or effect of this Agreement.
          (b) It is expressly agreed that this Section 4.13 shall not govern claims for violations of Article II of this Agreement, which includes claims arising under Articles II or III of Executive’s Employment and Noncompetition Agreement dated January 1, 2004, as amended by the Addendum to Employment and Noncompetition Agreement dated December 1, 2005.
          (c) Any claim which either party has against the other must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim. Otherwise, the claim shall be deemed waived and forever barred even if there is a federal or state statute of limitations which would have given more time to pursue the claim.
          (d) Each party may retain legal counsel and shall pay its own costs and attorneys’ fees, regardless of the outcome of the arbitration. Each party shall pay one-half of the compensation to be paid to the arbitrators, as well as one half of any other costs relating to the administration of the arbitration proceeding (for example, room rental, court reporter, etc.).

          (e) An arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree on a single arbitrator, each party shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The three arbitrators so selected will then hear and decide the matter. All arbitrators must be attorneys, judges or retired judges who are licensed to practice law in the State of Texas. The arbitration proceeding shall be conducted within Harris County, Texas, or at another mutually agreeable location.
          (f) Except as otherwise provided herein, the arbitration proceedings shall be conducted in accordance with the statutes, rules or regulations governing arbitration in the State of Texas. In the absence of such statutes, rules or regulations, the arbitration proceedings shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”); provided however, that the foregoing reference to the AAA rules shall not be deemed to require any filing with that organization, nor any direct involvement of that organization. In the event of any inconsistency between this Agreement and the statutes, rules or regulations to be applied pursuant to this paragraph, the terms of this Agreement shall apply.
          (g) The arbitrator shall issue a written award, which shall contain, at a minimum, the names of the parties, a summary of the issues in controversy, and a description of the award issued. Upon motion to a court of competent jurisdiction, either party may obtain a judgment or decree in conformity with the arbitration award and said award shall be enforced as any other judgment or decree.
          (h) In resolving claims governed by this Section 4.13, the arbitrator shall apply the laws of the State of Texas and/or federal law, if applicable.
          (i) Executive and the Company agree and acknowledge that any arbitration proceedings between them and the outcome of such proceedings, shall be kept strictly confidential; provided however, that the Company may disclose such information to the extent required by law and to its Executives, agents and professional advisors who have a legitimate need to know such information, and the Executive may disclose such information (1) to the extent required by law, (2) to the extent that the Executive is required to disclose same to professional persons assisting Executive in preparing tax returns; and (3) to Executive’s legal counsel.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates below.

“COMPANY”		“EXECUTIVE”

SCI Executive Services, Inc.

By:	/s/ Tom Ryan	/s/ James M. Shelger

James M. Shelger

Date:	12/28/2007	Date:	12/20/2007

Exhibit A
Option and Restricted Stock Schedule

Grant Date	Grant Type	Outstanding	Option Price
8/8/1995	Option	91,120	$16.8438
2/8/2005	Option	14,300	$6.9000
2/7/2006	Option	31,534	$8.2400
2/13/2007	Option	56,000	$10.7300
2/8/2005	Restricted Stock	6,867	N/A
2/7/2006	Restricted Stock	11,734	N/A
2/13/2007	Restricted Stock	14,100	N/A